Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-279060, 333-255640, 333‑224607, 333‑195617, 333‑168765, 333‑125451, 033‑14620, 333‑147383, 333‑41674, 333‑10465, 333‑88806, 333‑97799, 333‑87832, and 333‑31942) on Form S‑8 and in the registration statements (Nos. 333-279815, 333‑136024, 333‑110576, 333‑101489, and 333‑71953) on Form S‑3 of our reports dated February 9, 2026, with respect to the consolidated financial statements of Selective Insurance Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey
February 9, 2026